Exhibit 10.1

CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Agreement”) dated as of December 31, 2019, and effective as of the Effective Time, is entered into by and between OceanFirst Financial Corp., a Delaware corporation (the “Company”), OceanFirst Bank, National Association, a national banking association and a wholly owned subsidiary of the Company (the “Company Bank”) and William D. Moss (“Mr. Moss” and together with the Company and the Company Bank, the “Parties”).

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 9, 2019, by and among the Company, Hammerhead Merger Sub Corp., a New Jersey corporation and a wholly-owned subsidiary of the Company (“Merger Sub”) and Two River Bancorp, a New Jersey corporation (“Two River”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Two River, with Two River as the surviving corporation, and immediately thereafter, Two River will merge with and into the Company, with the Company as the surviving corporation, to be followed by the merger of Two River Community Bank, a New Jersey chartered non-member bank and a wholly-owned Subsidiary of Two River (“Two River Bank”), with and into Company Bank, with Company Bank as the surviving institution (together, the “Mergers”, and the date of the closing of such Mergers, the “Closing Date”);

WHEREAS, Two River employed Mr. Moss as President and Chief Executive Officer of Two River until December 31, 2019 at which time Mr. Moss’s employment ceased in connection with the terms of the Restated Amendment to Employment Agreement, dated as of the date hereof, by and among Two River, Two River Bank, the Company and Mr. Moss (the “Restated Amendment”); and

WHEREAS, in accordance with the terms and subject to the conditions set forth in the Merger Agreement, the Company agreed to appoint a member of the Two River Board of Directors to the Board of Directors of the Company and the Board of Directors of Company Bank, in each case, effective as of the Effective Time;

WHEREAS, based on the recommendation of the Leadership Committee of the Company, the Board of Directors of the Company and the Board of Directors of Company Bank appointed Mr. Moss to the Board of Directors of both the Company and the Company Bank, in each case, effective as of the Effective Time; and

WHEREAS, the Parties contemplate that Mr. Moss will serve in a consultant capacity to Company Bank for the twenty-one (21) month period beginning on January 1, 2020.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Parties hereto agree as follows:

1.         Compensation for Board Service. During his tenure as a member of the Board of Directors of the Company (the “Board”), Mr. Moss shall be eligible to receive compensation as a non-employee director of the Company and the Company Bank following his appointment to the

Board and the Board of Directors of Company Bank in accordance with the Company’s non-employee director compensation program as then in effect, pro-rated for any portion of the year for which he does not serve as a non-employee director in the discretion of the Board.

2.         Consulting Services.

(a) Services. For the period beginning on January 1, 2020, which is the date of the Effective Time, and expiring on September 30, 2021 (the “Consulting Period”), Mr. Moss shall provide the following services to the Company and the Company Bank (the “Services”): (1) assisting with the retention of customers and key employees; (2) becoming generally familiar with the Company Bank’s services and products and introducing prospective customers to appropriate Company Bank employees; (3) otherwise initiating referrals for Company Bank business development officers and relationship managers; (4) assisting with customer relationship management; and (5) undertaking such other duties and responsibilities as may be reasonably related to the foregoing. Notwithstanding the foregoing, Mr. Moss shall not be required to provide the Services for more than eight (8) hours per week during any part of the Consulting Period. It is the intent of the Parties that the Services shall not exceed twenty percent (20%) of the average level of services that Mr. Moss performed during the three (3) year period prior to the Effective Time.

(b) Consulting Fee. In exchange for the Services performed hereunder, the Company and Company Bank agree to pay Mr. Moss $7,770 per month during the Consulting Period. The fee for the Services shall be paid within thirty (30) days following the last day of each calendar month during the Consulting Period, with the last payment due within thirty (30) days following the termination or expiration of the Consulting Period. In the event that the Company terminates the Services prior to the end of the Consulting Period or in the event Mr. Moss dies before the end of the Consulting Period, Mr. Moss, or his designated beneficiary in the event of death, shall continue to receive the monthly consulting fee for the remainder of the Consulting Period at the same time such payments would have been paid to Mr. Moss had Mr. Moss continued to provide the Services during the entire Consulting Period.

(c) Expense Reimbursement. After the Effective Time, the Company and Company Bank shall reimburse Mr. Moss for reasonable business expenses incurred during the course of performing the Services during the Consulting Period, in a manner consistent with the applicable expense reimbursement policies of the Company and the Company Bank, upon presentation to the Company of an itemized account of such expenses in such form as the Company and Company Bank may reasonably require, provided that such reimbursement shall be made as soon as practicable but in no event later than March 15 of the year following the year in which such right to such reimbursement occurred.

(d) Administrative Matters. During the Consulting Period, subject to compliance with all applicable Company policies and procedures, Mr. Moss shall be provided with his current office space at 766 Shrewsbury Avenue, Tinton Falls, NJ 07724, with reasonable existing secretarial support.

(e) Status as Independent Contractor. In all matters relating to the Services, Mr. Moss shall be acting as an independent contractor. Neither Mr. Moss, nor any affiliated employees or subcontractors, shall be the agent(s) or employee(s) of the Company or the Company Bank under the meaning or application of any federal or state laws, including but not limited to unemployment insurance or worker’s compensation laws. Mr. Moss will be solely responsible for all income, business or other taxes imposed on the recipient and payable as a result of the fees paid for the Services. Mr. Moss shall not sign any agreement or make any commitments on behalf of the Company or the Company Bank or bind the Company or the Company Bank in any way, nor shall Mr. Moss make any public statements concerning the Services that purport to be on behalf of the Company or the Company Bank, in each case without prior express written consent from the Company or the Company Bank. Except as otherwise may conflict with the other provisions of this Agreement, Mr. Moss shall perform the Services on a non-exclusive basis and shall be free to accept other engagements during the term of this Agreement. The Parties hereby acknowledge and agree that neither the Company nor the Company Bank has the right to control the manner, means, or method by which Mr. Moss performs the Services.

3.         Health Insurance Coverage. The Company Bank shall pay the monthly premium cost of COBRA continuation coverage equal to $1,575 for Mr. Moss for the period beginning on the Closing Date and ending five (5) months thereafter. Mr. Moss shall be responsible for all applicable taxes incurred by him in connection with such payments and the provision of such coverage provided hereunder shall be secondary to any coverage provided to Mr. Moss by an employer and to any Medicare coverage for which Mr. Moss becomes eligible.

4.         Cooperation. During the Consulting Period, Mr. Moss agrees to make himself reasonably available (after taking into account his reasonable personal and professional schedule) to cooperate with the Company in matters that concern: (i) requests for information about the Services Mr. Moss provided to the Company, its affiliates and their predecessors, (ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company, its affiliates and their predecessors which relate to events or occurrences involving the Services or to matters involving Two River and Two River Bank, or (iii) any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Mr. Moss was providing the Services to the Company, or to matters involving Two River and Two River Bank. Mr. Moss’s cooperation shall include, but is not limited to: (A) making himself reasonably available to meet and speak with officers or employees of the Company, the Company’s counsel or any third-parties at the request of the Company at times and locations to be determined by the Company reasonably and in good faith, and (B) giving accurate and truthful information at any interviews and accurate and truthful testimony in any legal proceedings or actions. Unless required by law or legal process, Mr. Moss will not knowingly or intentionally furnish information to or cooperate with any non-governmental entity in connection with any potential or pending proceeding or legal action involving matters arising during Mr. Moss’s employment with the Company, its affiliates and their predecessors.

5.         Section 409A; Other Tax Matters. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6) month period immediately following Mr. Moss’s separation from service shall instead be paid on the first business day after the date that is six (6) months following his termination of employment (or upon his death, if earlier). Additionally, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding any other provision of this Agreement, the Company or the Company Bank may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes required to be withheld by applicable laws or regulations.

6.         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

7.         Entire Agreement. This Agreement sets forth the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes any other written or oral promises or proposals concerning the subject matter hereof. No waiver or amendment of this Agreement will be effective unless it is in writing, refers to this Agreement, and is signed by the Parties.

8.         Successors and Assigns. This Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

9.         Termination. If the Closing does not occur or the Merger Agreement is terminated prior to the Closing Date, then this Agreement shall terminate ab initio and be of no further force or effect.

10.         Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted within 25 miles of OceanFirst Financial Corp., 110 West Front Street, Red Bank, New Jersey 07701, in accordance with the Employment Rules of the American Arbitration Association then in effect and with the Company paying the costs of arbitration.

11.         Defined Terms. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

OCEANFIRST FINANCIAL CORP.

By: /s/ Christopher D. Maher

Name: Christopher D. Maher

OCEANFIRST BANK, NATIONAL ASSOCIATION

By: /s/ Christopher D. Maher

Name: Christopher D. Maher

/s/ WILLIAM D. MOSS
WILLIAM D. MOSS

Signature Page to William D. Moss

Consulting Agreement